SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
                             --------------
                               FORM SB-2
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             --------------
                          CORPORATE VISION, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      Oklahoma		               6211		          73-138-820
(State or jurisdiction   (Primary Standard   (I.R.S. Employer
 of incorporation or       Industrial         Identification No.)
   organization)         Classification
                          Code Number)

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6130 South Memorial, Tulsa OK 74133         (918) 748 - 3603
(Address and telephone number of principal executive offices)

                            Keith A. Anderson
                         Chief Executive Officer
                  6130 South Memorial Drive, Tulsa OK 74133
                            (918) 748- 3603

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APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


CALCULATION OF REGISTRATION FEE

______________________________________________________________________________
Title of each     Amount             Proposed        Proposed
  class of        to be              maximum         Amount of
securities        registered         offering        aggregate
registered          (1)              price per unit  fee price
                                       (1)
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[S]			              [C]		              [C]	             [C]
Preferred Stock
Shares             150,000            $15.00

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Common Stock
Par Value .01
(2)(3)             500,000

______________________________________________________________
TABLE

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Issuable upon exercise of Redeemable Common Stock Private Placement Warrants at a strike price of $3.00 per warrant, or $ 1,179,000 if the conversion is made in full.

(3) Registration of 40,000 private placement stocks made in September and October 1998.

(4) This offering is being self underwritten by The Company.
Pursuant to rule 416 there are also registered an indeterminate number of shares of Common Stock which maybe issued pursuant to the anti - dilution provisions applicable to the Private Common Stock Purchase Warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE ORDATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THISREGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITHSECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTSHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION,ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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SUBJECT TO COMPLETION, DATED NOVEMBER 30, 1998


[LOGO OF CORPORATE VISION, INC.]

Corporate Vision, Inc. (The "Company") is hereby offering 150,000 shares of Series A Preferred Stock (the "preferred Stock") with .01 par value per share. The Series A Preferred Share will automatically convert into 10 shares of the Company's Common Stock, Par Value .01 per share on September 1, 2003. If the Company fails to have $1,000,000 or more pre-tax earnings for the twelve months ended June 30, 2002, exclusive of extraordinary items, or upon the failure of the Company's Common Stock Does not trade for at least $10.00 a share for tewnty days between June 30,2002 and August 15, 2003, then the company will declare a dividend on each Series A Preferred Stock of one - fifth share of Series A preferred Stock. The Company will declare a similar dividend on the Preferred stock unless the Common Stock trades above $10.00 a share for 20 consecutive days after July 15, 2003, but before August 15, 2003, or if the Company fails to have pre - tax earnings of $2,000,000 exclusive of extraordinary and non - recurring items.

The Common Stock is traded on the Bulletin Board maintained by the National Association of Securities dealers, Inc. under the symbol "CVIA." On November 30, 1998 the last reported sales price for the Common Stock was $1.50 per share.

OF STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE
CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
 SEE "RISK FACTORS" BEGINNING ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.





THE COMPANY

The Company is a developmental stage holding company, venture capital and investment banking company, its current and future assets consist primarily of investments in its subsidiaries or purchasing assets in potential subsidiaries and or high yield income producing real estate properties.
The Company focuses on small companies of less than $10,000,000 market value. Corporate Vision will focus our human and capital resources to better serve our clients through high value-added activities. Our growth strategy is based on leveraging our leadership positions to pursue growth opportunities in both exsisting and new markets, where the company believes it can earn high returns.

Corporate Vision Inc. was incorporated in 1990, its domicile is Oklahoma.
The executive offices of the Company are located at 6130 South Memorial Drive, Tulsa OK 74133. The Company phone number is 918 748-3603.




The Offering

Securities offered...................................150,000 shares of Series
                                                         A preferred stock.

See "Description of Securities."


Description of Series A Preferred Stock

The Series A Preferred Share will automatically convert into 10 shares of the Company's Common Stock, Par Value .01 per share on September 1, 2003. If the Company fails to have $2,000,000 or more pre-tax earnings for the twelve months ended June 30, 2002, exclusive of extraordinary items and non recurring items, or upon the failure of the Company's Common Stock Does not trade for at least $10.00 for ten days between June 30, 2002 and August 15, 2003, then the company will declare a dividend on each Series A Preferred Stock of one - fifth share of Series A preferred Stock. The Company will declare a similar dividend on the Preferred Stock unless the Common Stock trades above $10.00 a share for 20 consecutive days after July 15, 2003, but before August 15, 2003, or if the Company fails to have pre - tax earnings of $2,000,000 exclusive of extraordinary and non - recurring items.


Common Stock Outstanding :
Before the offering..............................            440,000 shares
After the offering................................           833,000 shares (1)
After the conversion of Series A Preferred Stock           2,333,000 shares (1)

Use of Proceeds..................................          Pay debt, acquire
                                                           holdings in select
                                                           private companies.
                                                           Hire a staff of
                                                           specialists, real
                                                           estate, venture
                                                           capital acquisitions
                                                           and working capital.
                                                           See "Use of
                                                           Proceeds."

Risk Factors..........................................     The Securities are
                                                           speculative, involve
                                                           a high degree of risk
                                                           and should not be
                                                           purchased by
                                                           investors who cannot
                                                           afford the loss of
                                                           their entire
                                                           investment.
                                                           See "Risk Factors."

Proposed Bulletin Board Symbols
Series A Preferred Stock..............................     CVIAP
Common Stock.........................................      CVIA


 ------------------------------------------
(1) Includes shares issuable upon the exercise of the private warrants

(2) outstanding on the date of this Prospectus or to be issued as follows:

(3) 393,000 common shares issuable upon the exercise of the private warrants.
(i) 1,500,000 common shares issuable upon conversion of the Series A Preferred stock.

(4) Excludes dividend of 400,000 shares of Common Stock to be declared on the Series A Preferred Stock. If the Company fails to have $2,000,000 or more pre-tax earnings for the twelve months ended June 30, 2002 and an additional 400,000 shares of common stock that may be issued pursuant to a second dividend in the event the Company's Common Stock trades below $10.00 a share for 20 consecutive days between June 30, 2002 and Aug 15, 2003


RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. NO INVESTOR SHOULD PARTICIPATE IN THE OFFERING UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS OR HER INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUALRESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED
ENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING BUT NOT LIMITED TO THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

HISTORY OF OPERATING LOSSES; NO ASSURANCE OF FUTURE PROFITABILITY; FUTURE CAPITAL NEEDS; NO ASSURANCE OF FUTURE FINANCING.

The Company was incorporated in November, 1990 and has incurred significant losses in every fiscal period since inception. As of November 30, 1998 the Company had an accumulated deficit of $ 4,832,276.37.The Company expects to incur minimal quarterly losses at least though the second fiscal quarter of 1999, and possibly longer. There can be no assurance that sales of the Company's services will ever generate significant revenue, that the Company will ever generate positive cash flow from its service operations or that the Company will attain or there after sustain profitability in any future period. See " Management's Discussion and Analysis of Financial Condition and Results
       of Operations."

The net proceeds of this offering are estimated to be $3,429,000, assuming the exercise of the previously placed private warrants. In the absence of receiving the proceeds of this offering, the company anticipates that its existing capital resources and cash generated from operations, if any, will be sufficient to meet the company's cash requirements only through the end of 1998 at its anticipated level of operations. The Companies future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations, the cost of the Company's sales and marketing activities and the extent of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates that the proceeds of this offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements through the end of the 2001. However the Company may seek additional funding during the next 12 months, but it will be unlikely to be required, to seek additional funding after such time.


VIABILITY OF COMPANY ABSENT THIS OFFERING

Since the rendering of the Company for the fiscal years ended December 31, 1997, expressing concern on the future viability of the Company. Management has taken a number of steps they believe will assure the future viability of the Company irrespective of the outcome of this offering: however there can be no assurance that these efforts will be successful. If not successful the company will not be able to expand beyond its current operations. Management believes The Company would be able to pay its existing and recurring debts as they come due because of the capital generated from the proceeds of the T. L. Phipps and Company, And/or ArchivesCD Inc. or one of the other companies considering making public stock offerings, through the Corporate Vision business model.

PART OF NET PROCEEDS FROM THIS OFFERING NOT SPECIFICALLY ALLOCATED

Approximately 7% of the net proceeds (with out the warrant conversions) which are to be derived from this offering are allocated to working capital reserves, and their uses have not been specifically identified by management. These proceeds will be applies as business exigencies arise, none of which management may presently anticipate. Decisions as to the application of these funds will be made without shareholder input: thus, investors in this offering will be entrusting this portion of their funds to management without any commitment as to their use.
See "Use of Proceeds"


RECENT STOCK PRICES HAVE FLUCTUATED WIDELY

VOLATILITY OF STOCK PRICE The trading price of the Company's Common Stock has been subject and may continue to be subject to wide fluctuations in response to quarterly variations in operating results, also fluctuations in Global and United States economics and stock markets will have a direct impact on Corporate Visions activities and value as that of a holding company and a Venture Capital Company. In addition, the stock market in general and the market prices for small companies in particular, have experienced extreme volatility that has often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of the Company's Common Stock, regardless of the Company's operating performance.


PART OF THE NET PROCEEDS FROM THIS OFFERING WILL BE USED TO RETIRE ALL PREVIOUSLY INCURRED DEBT.

Approximately 7% of the net proceeds to be derived from this offering are allocated to the repayment of debt which was previously incurred by past management.

RISKS TO PURCHASING PARTIAL OWNERSHIP IN PRIVATE COMPANIES.

As Corporate Vision purchases partial ownership in private companies as part of the business plan to prepare these companies for public offerings. The Company cannot guarantee the viability of these companies, market and investor reactions to these offerings. The Private Company will be required to provide a detailed and impartial audit of its business, through respectable and reputable auditing firm, but this is still no assurance the information contained and presented to Corporate Vision will be accurate or truthful.

NO PROTECTION, OTHER THAN COMMON LAW, FOR INTANGIBLE ASSETS

The Company has limited protection for its intangible assets. There is no assurance the Company would be successful in any suit to protect is intangible assets. Any loss of these assets would result in increased competition to the company and have a negative effect on the company's value and cash flows and revenues


PART OF NET PROCEEDS FROM THIS OFFERING WILL BE USED FOR FUTURE LEGAL FEES, FOR ASSET RECOVERY OF PREVIOUS MANAGEMENTS ACTIONS.

Approximately 1% of the net proceeds to be derived from this offering are allocated to the hiring of a Securities law firm to start immediate asset recovery from the previous management questionable use of the Company's money, in vendor contract services rendered, co-mingling of the Companies money for personal items, non beneficial loans of the Company's money, and other issues to be addressed. The Current Management cannot guarantee the recovery of all funds in question, nor favorable rulings judgements or settlements on the behalf of the Company.

SUCCESS OF COMPANY DEPENDS ON KEY PERSONNEL

The Success of the Company is dependent on the efforts of Mr. Keith A. Anderson, the loss of whose services would be difficult to replace, particularly on a short term basis. The Company has no employment agreement with Mr. Anderson or has obtained key man life insurance on his life.
See Management.

The Company's future success depends substantially upon the efforts of its executive officer, Keith A. Anderson, Who joined the company in August 1998 as President, Chief Executive Officer and Director, and is not covered by key man life insurance. Upon the completion of this offering the Company will be actively seeking key personnel to market and assist the operations of the Company.

The Company's ability to successfully market its current services, will require it to attract, retain and motivate additional key employees including support, research, marketing and development of the services. There can be no assurance that the Company will be successful in achieving any of these goals, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.
See "Management" and "Business - Personnel."

RISKS ASSOCIATED WITH MANAGING GROWTH

The Company's anticipated level of growth, should it occur, will challenge the Company's management and its sales and marketing, customer support, research and development and finance and administrative operations. The Company's future performance will depend in part on its ability to manage any such growth, should it occur, and to adapt its operational and financial control systems, if necessary, to respond to changes resulting from any such growth. There can be no assurance that the Company will be able to successfully manage any future growth or to adapt its systems to manage such growth, if any, and its failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

REDEMPTION OF PRIVATE WARRANTS WOULD DEPRIVE HOLDERS OF VALUE

Commencing one month (September 1998) the Company issued 393,000 private warrants to the shareholders of the date of record June 1, 1998. These Warrants are active until June 1, 1999 and maybe redeemed for one Corporate Vision Common share for $3.00 per Warrant exercised. ." The exercise price of the Series A Warrants may be reduced at any time from time to time in the discretion of the Board of Directors when it appears to be in the best interests of the Company to do so. Any such reduction would impair the value to holders excersising their Warrants prior to the effective date of the reduction.


PREFERRED STOCK OR COMMON STOCK AUTHORIZED MAY BE ISSUED AT DILUTIVE PRICE TO THWART TAKEOVER

The Articles of Incorporation of the Company authorize the issuance of a maximum of 1,000,000 shares of preferred stock, with a $.010 par value per share. (The Preferred Stock), without shareholder approval and subject to terms and conditions as the Board of Directors in its discretion determines on a blank check basis.
As Of November 30, 1998, there are 39300 shares of Preferred stock declared as dividends for the shareholders date of record September 1, 1998. A series of this stock could be issued in the future, for example to thwart a possible take over and may, in the event, operate to the significant disadvantage of the holders of Common Stock by including convertibility features which are lower than the market price for the common shares, which would dilute the value of existing shareholders including the securities.
See Discription of Securities - Preferred Stock.


        OWNERSHIP OF MANAGEMENT

Upon Completion of the offering, Mr. Keith A. Anderson will own or control 12% of the outstanding voting shares of the company: therefore, even following the completion of this offering, he will continue to be in a position to significantly influence the election of Directors and to other wise control the Company due to quorum and voting requirements of the company.
See "management" and "Principal Shareholders"


DISCLOSURE TO PENNY STOCKS

The Securities maybe subject to the "penny stock rules" adopted pursuant to section 15 (g) of the Securities Exchange Act of 1934. The "penny stock rules" apply to companies whose common shares trades at less than $5.00 per shares or which have a net tangible worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitiability inquiries Of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and as a result the number of broker - dealers willing to act as market makers in such securities is limited.

LACK OF A PRESENT MARKET FOR SECURITIES

The Common Stock is currently quoted on the Bulletin Board, maintained by the National Association of Security Dealers, Inc. ("NASDAQ"), and there is presently only a very limited market for the Common Stock. Historically the spread between the bid and asked priced of the Company's Common Stock has been large reflecting limited trading in the stock. The trading price for the Common Stock has fluctuated widely in the recent past.
See "Common Stock Price Range."

ADDITIONAL FINANCING BEYOND THIS OFFERING MAY BE REQUIRED FOR EXPANSION

The Company has exerted its best efforts to estimate its costs of expansion; however any expansion is problematical and extremely difficult to accurately gauge in terms of costs. If the estimates of management are not accurate and there are cost overruns, the proceeds from this offering may be inadequate to sustain the proposed expansion. This will require the Company to obtain additional sources of capital, for which it currently has not be able to acquire when needed, or, if acquirable, not on terms favorable to the Company. Any additional financing which may be required to provide for the expansion of the Company, to the extent it is obtained through the issuance of equity, may further dilute the interests of investors in this offering.
See "Business - Other Expansion Plans" and "Use of Proceeds."

REPRESENTATIVES ARE NOT EXPERIENCED IN PUBLIC OFFERINGS The Representatives do not have substantial experience in public Keith A. Anderson, has co-managed and completed three underwritings. There can be no assurance that the Representatives' lack of experience will not adversely affect the offering.
See "Underwriting."

UNDERWRITERS ARE NOT OBLIGATED TO MAKE A MARKET IN THE SECURITIES

There is no assurance the market makers for the Preferred Stock. Although they are not currently obligated to do so, if the Underwriters should choose the market makers for the Preferred Stock. After a 90 day Best effort basis any un-sold shares may be returned to The Company treasury for future issuance. The Underwriters would not be under any obligation to continue.
See "Underwriting."





















USE OF THE PROCEEDS

The net proceeds of this offering are anticipated to be $2,250,000.

APPLICATION OF NET PROCEEDS                                  APPROXIMATE AMOUNT

Payment of previous legal expenses.                                36,000
Payment of Auditing firm                                           24,000
Real Estate Purchase (down payment)                               690,000
Future Private Stock purchases for continued
Business  (1)                                                   1,200,000
Future Legal expenses for asset recovery (3)                       50,000
Working Capital                                                   253,000
                                                                ___________
                                                               $2,250,000

(1)   See "Business--Sales and Marketing."

(2) Funds are to be used for working capital and general corporate purposes, including salaries, office expenses and other general overhead costs.

(3) Corporate Vision will seek legal remedies from the past management on questionable business and financial transactions, which may not have been in the best interests of the Company.

The projected expenditures described above are estimates and approximations only and do not represent firm commitments by the Company. Proceeds allocated to working capital and general corporate purposes may be utilized for acquisitions of or investments in complementary technologies or businesses. The Company currently plans no such acquisitions or investments. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

The Company believes that the net proceeds from this Offering, together with its existing cash resources, and revenues from operations, if any, will be adequate to satisfy its working capital requirements through 2000.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Dividend Policy
Before June 1, 1998 Corporate Vision Inc. had never declared dividends. On the record date of June 1, 1998 the company declared a 1 warrant per common share dividend. The Warrants are not for public trading with a strike price of $3 and expire June 1, 1999 with no value. In August, 1998 the Company declared a Preferred Share Dividend of one preferred share for every 10 common shares held on the date of record of September 1, 1998. Corporate Vision has implemented a policy for future dividends, of stock distributions to shareholders of record. These future dividends will be shares (Common or Preferred Shares) of every company Corporate Vision assists in public offerings.

CAPITALIZATION

The following table sets forth the short-term debt and capitalization of the Company as of September 30, 1998 and as adjusted to reflect the sale by the company of 150,000 Preferred Shares offered hereby at an assumed public offering price of $15.00 per share, less applicable net of expenses.

November 28, 1998,
                                           ______________________________
                                             Actual           As Adjusted
                                           __________         ____________
                                          (In Thousands, except share data)

Notes payable Current portion                   $40                $40
                                             ==========         ===========
Notes payable none current portion              $46                $46
Shareholders' equity:
Preferred Stock, par value $.01
1,000,000 shares authorized;
39,300 shares issued and outstanding,
actual and outstanding
as adjusted
                                                  ___               225
Common Stock, par value $.01;
50,000,000 authorized;
420,000 issued and outstanding,
actual and adjusted;                               73                73

Deficit accumulated during transitional stage      ___              (10)

Total shareholders equity                          119              288
                                                   ____             ____
Total Capitalization*                              124              292

*Includes 25% ownership of T.L. Phipps and Company

DILUTION
As of November 30, 1998, the Company had a net book value of approximately $890,000 or $2.11 per share of Common Stock. "Net tangible book value" represents the total tangible assets less the total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the receipt by the Company of not proceeds from the sale of the 150,000 shares of Preferred Stock offered hereby at an assumed price of $15.00 per share, the adjusted net tangible book value of the Company as of November 30, 1998 would have been increased approximately $2,250,000 or $5.92 per share. Management expects that the issue of future dividends to common shares (excluding dividends to Preferred shares) will off set any dilution of the common shares in the 5 year time frame before the preferred shares are converted into common shares. This represents an immediate increase in net tangible book value of $3.84 per share to existing shareholders and no immediate dilution to new investors. The following table illustrates this per share dilution:

Assumed public offering per share...............................     $15.00

Net tangible book value per share before Offering...............      $2.11
Increase per share attributable to new investors                      $3.84

Net tangible book value per share after offering................      $5.92
                                                                     ______

  re dilution:

Assumed public offering per share.............................      $15.00

Net tangible book value per share before Offering............        $2.11
Increase per share attributable to new investors                     $3.84

Net tangible book value per share after offering.............        $5.92
                                                                    ______

Dilution per share to new investors (1) (2)                          $.000
                                                                     ______
_____________________________________________________________________________
(1) Each of the Preferred Shares being offered will convert to 10 common shares on September 1, 2003.

(2) Does not represent or include 393,000 in the Private Warrants which may or may not be converted.



MARKET FOR COMMON STOCK AND PREFERRED STOCK

The Common Stock is traded on the Bulletin Board maintained by the National Association of Securities dealers, Inc. under the symbol "CVIA." On November 30, 1998 the last reported sales price for the Common Stock was $1.50 per share.
The Price Range of the Company's Common Stock has varied significantly in the past year ranging from a high bid of $10.37 and a low bid of $0.25 per share in the past fiscal year.

The above prices represent inter-dealer quotations without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


The Preferred Shares have never been offered to the public therefore have never been publicly traded.

At November 30, 1998 , the company had approximately 487 shareholders of record for its common stock.


SELECTED FINANCIAL DATA

From June 1995 to August 1997 Corporate Vision Inc. was the producer and manufacturer of CD Roms', in August 1997 The Company ceased all operations in this area. From August 1997 to August 1998 The Company had no operations and produced no revenue, as it searched for mergers with successful private companies. No suitable companies were found and in August 1998 new officers and a new Board of Directors was appointed to return Corporate Vision to operations in the Venture Capital field. These results of 1997

Results of operations ended December 31, 1996 and 1997 are not necessarily indicative of results to be expected for the year ending December 31, 1998. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, notes thereto and the independent auditors' report included elsewhere in this Prospectus.






                             Ten Months           December 31     December 31,
                               ended                 1997             1996
                          November 30, 1998    ----------------   --------------
                            (unaudited)
ASSETS
Current Assets
Cash                        $13,227                $1,845            $52,550
Accounts Receivable        $560,000                18,730              5,029
Prepaid expenses
(related party)            ---0----                16,667             33,334
Prepaid expenses           ---0----               171,965            183,617
                         ------------            ------------      -----------
                           573,227                209,206            274,530
                         ------------            ------------      -----------

Property and Equipment

Property and Equipment   ---0---                  604,103             592,569
Less: Accumulated
 Depreciation            ---0---                 (369,528)           (320,703)
                         -------                -----------        ------------
                                                  234,575             271,866

Other Assets
Investment in T.L.
 Phipps & Co.          ---0---                    580,535                0

Investment in
 ArchivesCD
(estimated)            $75,000                       0                   0

Investment in
Kingwood Texas,
real estate
(Estimated)          $1,200,000

Capitalized Software   ---0---                       63,647            76,378

Goodwill              $ 18,400                       69,081            82,897

Other assets           ---0---                        2,519           189,491

Consulting Agreement   ---0---                        87,500          174,999

Marketing and
distribution rights    ---0---                        27,778           33,334
                       --------                      ---------        ----------
                         9340                        831,785          603,266
                       --------                      ----------      -----------
TOTAL ASSETS           $1 ,866,627                  $1,316,566      $1,149,662


Stockholders' Equity
Preferred Stock, $0.01
par value,  1,000,000
shares authorized, no
shares issued or
outstanding at
November 30, 1998,         0                              0                0

December 31, 1997 and
December 31, 1996

Common Stock, $0.01
par value, 50,000,000
shares                                                   155,316       126,206
authorized, 440,000
issued and outstanding
November 30,1998 (1)
15,531,595 and 12,620,638
shares issued and outstanding
at June 30, 1997 and
December 31, 1996

Additional Paid in Capital                            3,381,688      2,992,120
Accumulated Deficit                                  (3,056,240)    (2,141,143)
                                                     ---------------------------
                                                        480,764       977,183
                                                     ------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $1,316,566   $1,149,662






MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following section contains forward-looking statements that involve risks and uncertainties, including those referring to the period of time the Company's existing capital resources will meet the Company's future capital needs, the Company's future operating results, the market acceptance of the services of the Company, the Company's efforts to establish and the development of new services, and the Company's planned investment in the marketing of its current services and research and development with regard to future endeavors, The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including: domestic and global economic patterns and trends.


The Company has had losses from operations since inception and has a net capital deficiency, each of which raise substantial doubts about its ability to continue as a going concern. Accordingly, the auditors' report and opinion on the financial statements for the fiscal years ended December 31, 1996 and December 31, 1997 included in this Prospectus includes an explanatory paragraph about these uncertainties. However, management has taken a number of steps which it believes will assure the future of the Company irrespective of this offering. Management believes that operations of the Company would provide sufficient liquidity for the Company.

The Company's strategy is to focus principally on (i) expanding the range of ancillary and other diversified services and manufacturing companies,
(ii) providing these companies access to equity capital by preparing these companies for public offerings (iii) retaining minority stock ownership in these companies after the public stock offerings, (iiii) continued guidance and corporate assistance and support for these companies.

Corporate Vision is focusing on acquiring ownership in private companies that express interests and a desire to take the Private Company public, Corporate Vision will prepare these companies from the initial preparations of a Public Offering through the completion of the offering. Corporate Visions goals are to be able to recover the cash outlay, plus a 20% or less return on this money, by selling a portion of the private company holdings during the initial public offering, while being able to retain a 5 to 15 percent ownership holding in the new company. Corporate Vision also intends to distribute the secondary public offering shares to Corporate Vision shareholders, allowing both the new company and current shareholders realize the benefits of our operations.

Corporate Vision Inc. is using a revenue model that incorporates "The Buildup Strategy". Which will allow The Company to identify emerging private companies, while retaining a large restricted and liquid percentage ownership of the secondary company equity stock, while allowing for Corporate Vision Inc. to help guide the secondary company in its future operations. Moderate Scale companies, economies and technical values added have become more important in achieving profitability for both the secondary company and Corporate Vision.


The Company feels with the increase in financing complexity and demands placed on private companies in this current environment has created a number of worth while under performing companies or marginally performing companies, which could become emerging companies in their field of expertise, with the services and financing options we will be able to present to these companies, by employing the above mentioned "Build Up Strategy."

The company will continue to build an investment banking institution of top professional executing a well defined, profitable strategy. A large number of acquisition companies will be facing major growth, developmental and internal infrastructure needs in the next three years. We are offering them alternatives to fund their needs and growth, through these public offerings of their equity securities to fund their essential projects and will continue to guide and consult with these companies for the following three years after the initial public offering of the third party securities.



Directors and Executive Officers

The executive officers and directors of the Company and their ages are as follows:

Name                                   Age           Position

Raymond A. Hall..........              61            Chairman of the Board of
                                                     Directors

Keith A. Anderson........              37            President. Chief Executive
                                                     Officer and Director

Dale Ogden                             59            Corporate Treasurer and
                                                     Director

Craig Treiber                          52            Secretary of the Board of
                                                     Directors

Jack Arnold                            57            Vice Chairman of the
                                                     Board of Directors

Joe Seibert                            66            Vice Chairman of the
                                                     Board of Directors

William Hale                           67            Assistant Secretary of the
                                                     Board of Directors.

Raymond A. Hall has served as Director and Chairman of the Board since July 1998. Mr. Hall is the president of an independent investment firm in Tulsa, OK. He is also President of Great Mane Marketing Company and has served as President and Chairman of various civic organizations.

Keith A. Anderson joined the Company as President, Chief Executive Officer and Director in July of 1998.
From 1993 to present Mr. Anderson is a founder, Chairman of the Board and President of The Anderson Makati Corporation an international oil and gas logistics company. From 1986 to 1993 Mr. Anderson was Vice President of Operations for RTA Inc. an international industrial, oil and gas, agricultural venture capital investment group and real estate developer.
Mr. Anderson holds degrees in business and economics from Baylor University and Texas A&M.

Dale W. Ogden , has served as Director and Treasurer Since September 1998. Mr. Ogden is President and Owner of Ogden Incorporated P.C. a public accounting firm. Mr. Ogden has been involved in the accounting profession for more than twenty five years and has been serving both public and private clients in Oklahoma, Arkansas, and Texas for 20 years.
Mr. Ogden has a Masters in Accountancy from Florida State University and a BS from the University of Tulsa.

Craig L. Treiber has served as a Director and Secretary of the Board since August, 1998. Mr. Treiber has an extensive background in domestic and international business management, administration and technical operations management. Mr. Treiber has been involved in oil and gas, industrial marketing, environmental and hazardous waste service remediation services. Consisting of many projects in Central America, Dominican Republic and the Southwestern United States.
Mr. Treiber holds a B.Sc Degree (with Master credits) in Business with honors with Distinction in Industrial Administration from the University of Connecticut.

Jack Arnold, R.PH, Mr. Arnold has served as a Director Since June 1995 and has served in various capacities for Corporate Vision, Including interim President and Chairman of the Board from August 1997 to August 1998. President of Innovadent Inc. Inventor of Retainer Brite. Practicing full time Pharmacist. Independent Business Consultant, New Product Developments, marketing and Investor Relations.

Joe B. Seibert Mr. Seibert has served as a Director since July 1998. Mr. Seibert is Retired and Private Investor. Mr. Seibert has an extensive back ground in the oil drilling business, golf course architecture, and landscaping enterprises. Mr. Seibert has founded and managed many successful companies in his fields of expertise.
Mr. Seibert has a BS in Petrolium Geology from the University of Tulsa.

William Hale has served as a Director since July 1998, Mr. Hale retired from IBM after 22 years of service. Mr. Hale participated in IBM's marketing, product planning and Academic Relations areas. Currently Mr. Hale is a Private Investor, High School Teacher and active in Volunteer Work.
Mr. Hale Holds an Engineering Degree and Graduate Degree from Texas A&M.


Family Relationships

There are no family relationships among any of the directors or executive officers.



Compensation of Directors

The Company's directors currently receive $400.00 per Board meeting either in cash or the common stock equivalent. The Directors are reimbursed for any reasonable expenses incurred in the connection with attendance at the Board or committee meetings. Or any expenses generated on the behalf of Corporate Vision.

Employment Agreements

Currently Corporate Vision has not entered into any employment agreements for any Executive Officer.

Executive Compensation

Currently no Executive Officer, has been paid any type of salary or consideration for their services. Although all officers and directors are being compensated in restricted Common Shares for any expenses incurred on the behalf of The Company. The Company does plan on offering Mr. Anderson an employment contract and incentive plan, before January 30, 1999. This contract and the terms have yet to be determined or negotiated.

Benefit Plan

STOCK OPTION PLANS STOCK OPTION PLAN On September 1, 1995, the Board of Directors and shareholders of the Company adopted an incentive stock option plan ("ISOP") for employees of the Company and its subsidiaries. The ISOP is intended to advance the best interests of the Company by providing those persons who have a substantial responsibility for its management and growth with additional incentive by increasing the interest in the success of the Company, thereby encouraging them to remain in its employ. Further the availability of options under the ISOP supports and increases the ability of the Company to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. Only employees who have contributed to the profitability or administration of the Company and/or its subsidiaries are eligible to participate and are only entitled to receive that number of share which fairly reflects the value of their services. The ISOP is presently being administered by the Board of Directors. The 200,000 Common Shares available for grant under the ISOP have been registered under the Securities Act. All options granted under the ISOP will be evidenced by agreements which will be subject to the provisions of the ISOP, as well as such further provisions as may subsequently be adopted. The option price per share will be determined by the Board of Directors at the date of grant, but will at least equal the fair market value of the common stock which fairly reflects the value of their services. The 200,000 shares available for grant under the ISOP have been registered under the Securities Act. All options granted under the ISOP will be evidenced by agreements which will be subject to the provisions of the ISOP, as well as such further provisions as may subsequently be adopted.




Limitations on Liability and Indemnification Matters

The Company's Amended and Restated Articles of Incorporation provide that to the fullest extent permitted by the Oklahoma Business Corporation Act, the Company's Directors will not be liable for monetary damages to the Company or its shareholders. The Company's Bylaws provide that the Company will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents of the Company to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such Director, Officers, employees or agents without the authorization of the Board of Directors. The Company has entered into indemnification agreements with its officers and Directors containing provisions which require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expense incurred as a result of any proceeding against them as to which they could be indemnified.


                                                   Percentage of Shares
Five Percent
Shareholders
Directors and
Executives                   Beneficially Owned      Offering    Offering

Keith A. Anderson  (2)          48,937                  12.%       12.%
6130 South Memorial Drive
Tulsa OK, 74133

Jack Arnold                      5,062                   1%          1%
6130 South Memorial Drive
Tulsa OK, 74133

Ray Hall                         1634                    *           *
6130 South Memorial Drive
Tulsa OK 74133

William Hale                     1600                    *           *
6130 South Memorial Drive
Tulsa OK 74133

Dale Ogden                         17                    *           *
6130 South Memorial Drive
Tulsa OK 74133

Joe Seibert                       2205                   *           *
6130 South Memorial Drive
Tulsa OK 74133

Craig Treiber                     1627                   *           *
6130 South Memorial Drive
Tulsa OK 74133

All Directors as a
group (7 persons) (2)            61082                 apx13%       apx13%

*less than one percent

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)Includes the Anderson Makati Corporations holdings of Corporate Vision. Mr. Anderson is the Chairman and CEO of The Anderson Makati Corporation.



Description of Capital Stock

The Authorized capital stock of the Company consists of 50,000,000 shares of common stock .01 par value and 1,000,000 shares of Preferred Stock .01 par value Upon consummation of this offering, 447,088 shares of common stock will be outstanding and 150,000 shares of Series A preferred stock, The Board of Directors has recommended, the shareholders vote to decrease the amount of authorized of common shares to 10,000,000 shares.

Common Stock

As of November 30, 1998 there were approximately 447,088 shares of Common Stock outstanding held by 487 shareholders of record. This offering is not expected to significantly alter the number of common shares outstanding.
The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders
o share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.
All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

The Board of Directors, without further action by the shareholders, is authorized to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix and determine, in its sole discretion and on a blank check basis, as to any series, any and all of the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, voting rights, dividend rights and preferences on liquid assets.


SERIES A PREFERRED STOCK

Of the 1,000,000 shares of Preferred Stock authorized, the Company has designated 150,000 shares as Series A Preferred Stock, 150,000 of such Preferred Shares to be issued in this offering. Each share of Series A Preferred Stock will automatically convert into ten shares of Common Stock on September 1, 2003. The Class A Preferred Stock is not entitled to votes with the Series
A Preferred Stock is essentially a non voting stock. The Board of Directors reserves the right to convert or amend these terms, to activate the voting rights of the Preferred Shares.


Warrants

393,019 warrants ( Series A) were issued as a dividend to the shareholders date of record June 1, 1998. These warrants are not for public trading, they were issued for the sole benefit of the shareholders of this date of record, a warrant to purchase a maximum of one share of Common Stock. These warrant become exercisable for a one-year period commencing June 1, 1998. The exercise price of this warrant is $3.00 per share. The warrant does not contain anti - dilution provisions providing adjustment in the event of stock splits, stock dividends or similar transactions.

The exercise price of the Series A Warrants may be reduced at any time from time to time in the discretion of the Board of Directors when it appears to be in the best interests of the Company to do so. Any such reduction would impair the value to holders exercising their Warrants prior to the effective date of the reduction.
See "Risk Factors."

PRICING THE OFFERING

The proposed offering of the Preferred shares were determined upon an assumed market price of approximately $1.50 per share of Common Stock. With one Preferred Share price being equal to that of 10 Common shares. The number of shares of Preferred shares may change at the time the Registration Statement of which this Prospectus is apart is ordered effective by the Commission based upon the then current market price of the Common Stock and the Company's financial condition.
 See "Risk Factors."

SHAREHOLDER REPORTS

The Company will furnish to its shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and will make available quarterly reports containing un-audited financial information for the first three quarters of each fiscal year.



REGISTRATION RIGHTS

Holders of approximately ,447,986 shares of Common Stock ("Registrable Securities") will be entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account, holders of Registrable Securities will be entitled to notice of such registration and are entitled to include Registrable Securities therein, provided, among other conditions, that the underwriters of any such offer.


TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Common, Preferred Stock and Warrants is Oxford Transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of Common Stock in the public market or the perception that such sales could occur could materially adversely affect the market price of the Common Stock and the ability of the Company to raise capital in the future.

Upon completion of this Offering, the Company will have outstanding approximately 447,000 shares of Common Stock, assuming no exercise of warrants.

For twelve months from the closing of this Offering, the Company has agreed that it will not sell or otherwise dispose of any securities without the prior written consent of the shareholders, which consent shall not be unreasonably withheld, with the exception of (i) shares issued pursuant to the exercise of warrants or other convertible securities outstanding prior to the closing of this Offering, (ii) shares issued pursuant to the Company's incentive stock plans to officers, directors, employees and consultants.

As of September 30, 1998, the Company has issued warrants to purchase 393,240 shares of Common Stock.

UNDERWRITING

This offering is being self underwritten by the Company. All purchase or proposed purchases shall be made directly through the Company, until the Preferred stock issue is able to become freely trading on the Nasdaq OTC market. The Company is currently negotiating with Market Maker Brokerages to accept the placement of the Preferred Shares on a "best Effort Basis".

The Company has incurred no under writing costs or commitments to outside firms.

RECENT SALES OF UNREGISTERED SECURITIES.

On October, 1998, registrant sold 19,400 shares of its Common Stock at a price of $1.25 per share. The aggregate sales price of $19,400 for these shares was paid in a direct public purchase offer from the Company to any interested and qualified purchaser. The purchasers were residents of the United States, and was accredited and sophisticated. Registrant relied upon the exemptive provisions set forth in Section 4(2) of the Securities Act in this offering. No underwriter was used to offer or sell the securities.

EXPERTS

The financial statements of Corporate Vision Inc., as of November 30, 1998 and for the fiscal year ended December 31, 1997 and the periods from May, 1995 (inception) through September 30, 1998 appearing in this Prospectus and Registration Statement have been audited by Cross and Robinson Certified Public Accountants, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of the Board of Directors.


ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission
(the "Commission"), a Registration Statement on Form SB-2 under the Securities Act with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits filed as a part there of. Statements made in this Prospectus as to the contents.

The undersigned Registrant hereby undertakes it will: (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to: (i) Include any Prospectus required by
Section 10(a)(3) of the Securities Act; (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement; and (iii) Include any additional or changed material information on the plan of distribution.